Exhibit 99.1

Liquidia Technologies Provides Leadership Update

RESEARCH TRIANGLE PARK, NC — November 27, 2018 — Liquidia Technologies, Inc. (Nasdaq:LQDA) (“Liquidia”), a late-stage clinical biopharmaceutical company focused on the development and commercialization of human therapeutics using its proprietary PRINT® technology to transform the lives of patients, today announced that Kevin Gordon, President and Chief Financial Officer, plans to retire from his current role at Liquidia to focus on board and other advisory work. Liquidia has initiated a search process for a new CFO and Mr. Gordon has agreed to continue his employment with the company until March 1, 2019 to support a smooth transition.

“On behalf of Liquidia’s employees and Board of Directors, I want to thank Kevin for his many contributions and wish him the best in his next chapter,” stated Neal Fowler, Chief Executive Officer of Liquidia. “We have advanced our internal programs and transitioned to a public company over the last year and I am grateful to Kevin for his leadership and significant contributions toward these important milestones.”

“It has been a privilege to work with Neal and the talented Liquidia team,” said Mr. Gordon. “I am proud of the progress made in our development programs as well as our entry into the public markets. I am committed to assisting with a smooth transition during my remaining time with the company.”

About Liquidia Technologies

Liquidia Technologies is a late-stage clinical biopharmaceutical company focused on the development and commercialization of human therapeutics using its proprietary PRINT® technology to transform the lives of patients. Currently, Liquidia is focused on the development of two product candidates using its PRINT® particle engineering platform: LIQ861 for the treatment of pulmonary arterial hypertension and LIQ865 for the treatment of local post-operative pain. Being evaluated in a Phase 3 clinical trial (INSPIRE), LIQ861 is designed to improve the therapeutic profile of treprostinil by enhancing deep-lung delivery and achieving higher dose levels than current inhaled therapies by using a convenient, disposable dry powder inhaler. LIQ865, for which Liquidia has completed a U.S. Phase 1b clinical trial, is designed to deliver sustained-release particles of bupivacaine, a non-opioid anesthetic, to treat local post-operative pain for three to five days through a single administration. In addition to developing its own product candidates, Liquidia collaborates with leading pharmaceutical companies to develop their own product candidates across a wide range of therapeutic areas, molecule types and routes of administration, leveraging Liquidia’s PRINT® technology. For more information visit our website at www.liquidia.com.

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Contact:

Jennifer Almond

Director, Investor Relations & Corporate Communications

919.328.4389

IR@liquidia.com